Exhibit 15.1

August 2, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 2, 2012 and August 1, 2012 on our reviews of interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) for the three month periods ended March 31, 2012 and March 31, 2011, and for the three and six month periods ended June 30, 2012 and June 30, 2011, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 are incorporated by reference in the Company’s Registration Statement on Form S-3 dated August 2, 2012.

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP